STANDEX INTERNATIONAL CORPORATION

                    Annual Meeting of Stockholders

     This Proxy is Solicited on Behalf of the Board of Directors

        As a participant in the Standex International Corporation Employees' Stock Ownership Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all vested shares allocated to my account under such Plan on June 30, 1995 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors' recommendations, on all items of business to come before the Annual Meeting of Stockholders to be held on October 31, 1995, or any adjournemnt thereof.

        Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

                (Important--To be Signed and Dated on Reverse Side)

                                        SEE REVERSE SIDE
[X] Please mark votes as in this example.

1. Election of Directors

To fix the number of Directors at thirteen.
For three-year terms expiring in 1998:
William L. Brown, Thomas L. King, Sol Sackel, Lindsay M. Sedwick
FOR [ ]  WITHHELD [ ]      [ ]_______________________________
                              For all nominees except as noted above
2. To approve selection of Deloitte and Touche LLP as independent auditors.
FOR [ ]  AGAINST [ ]      ABSTAIN [ ]
3. To transact such other business as may come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Signature___________________________ Date_____________

Signature___________________________ Date_____________